News Release

NYSE: MYE

Contact:
Gregory J. Stodnick
Vice President-Finance & Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES REPORTS SECOND QUARTER

AND SIX MONTH RESULTS

FOR IMMEDIATE RELEASE: July 22, 2004, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE) today reported that net sales for the second quarter ended June 30, 2004 were a record $196,754,858, an increase of 16 percent from the $168,964,147 reported a year ago. Excluding favorable foreign currency translation of $3.0 million and contributions of $16.0 million from the recent acquisition of Michigan Rubber Products (MRP) and WEK Industries, total net sales increased $8.8 million or 5 percent for the second quarter. Net income was $6,103,124, an increase of 86 percent from $3,276,258 last year. Foreign currency translation did not affect net income for the quarter. Net income per share was $.20, an increase of 82 percent compared to $.11 for the second quarter of 2003.

For the six months ended June 30, 2004, net sales were $382,273,385, an increase of 15 percent from the $332,184,401 reported for the first half of 2003. Excluding favorable foreign currency translation of $9.7 million and contributions of $20.4 million from the acquisition of MRP and WEK, net sales increased $20.0 million or 6 percent for the six months. Net income was $14,959,297, an increase of 43 percent compared to $10,468,095 in 2003. Net income per share was $.49, an increase of 40 percent compared to $.35 for the same period last year. Favorable foreign currency translation added $276,000 or $.01 per share for the six months.

Stephen E. Myers, chairman and chief executive officer, stated, "Our performance for the second quarter and six months benefited from higher unit sales, improved pricing, and continued emphasis on operating efficiency in both of our business segments. These helped to offset the continued increase in the price for plastic resins used in our manufacturing segment."

Business Segment Overview
In the manufacturing segment, sales increased 19 percent for the second quarter and 16 percent for the six months, compared to 2003 results for the same periods. Excluding contributions from acquisitions in the manufacturing segment, sales would have increased 7 percent and 8 percent for the quarter and six months, respectively. During the quarter,

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Myers Industries (NYSE: MYE) Reports Second Quarter and Six Month Results-- 07/22/04                          2

improvements in the overall U. S. economy helped the segment to produce strong results throughout most major markets, particularly industrial, automotive, heavy truck, and horticulture.

Sales in the distribution segment increased 5 percent for the second quarter and 11 percent for the six months, compared to the same periods of 2003. In the second quarter, sales of supply items and equipment remained strong, driven by customers' improved spending and demand for the newest equipment for vehicle service.

Debt & Cash Flow
As of June 30, 2004, total debt was $269.3 million compared to $272.2 million at March 31, 2004, and $233.6 million at June 30, 2003. On a trailing 12-month basis, excluding the costs of acquisitions, cash flow from disciplined working capital management allowed the Company to reduce long-term debt by $25.0 million. Debt as a percentage of total capitalization was 47 percent at June 30, 2004, compared to 46 percent at the same time last year.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers has 28 manufacturing facilities in North America and Europe, 39 domestic and five international distribution branches, and more than 4,800 employees. Myers Industries had record net sales of $661.1 million in 2003. Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." These statements involve a number of risks and uncertainties, many outside of the Company's control that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments, unanticipated downturn in business relationships with customers or their purchases from us, competitive pressures on sales and pricing, increases in raw material costs or other production costs, and further deterioration of economic and financial conditions in the United States and around the world. Myers Industries does not undertake to update forward-looking statements contained herein.

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Myers Industries (NYSE: MYE) Reports Second Quarter and Six Month Results-- 07/22/04                          3

MYERS INDUSTRIES, INC.

CONDENSED STATEMENTS OF INCOME
	Quarter Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Net Sales	$196,754,858	$168,964,147	$382,273,385	$332,184,401
Cost of Sales	138,158,853	119,240,566	262,619,428	228,617,550

Gross Profit	58,596,005	49,723,581	119,653,957	103,566,851
Operating Expenses	45,844,514	41,930,011	89,750,648	81,867,732

Operating Income	12,751,491	7,793,570	29,903,309	21,699,119
Interest expense	3,032,366	2,661,312	6,176,012	5,164,024

Income Before Income Taxes	9,719,125	5,132,258	23,727,297	16,535,095
Income Taxes	3,616,001	1,856,000	8,768,000	6,067,000

Net Income	$6,103,124	$3,276,258	$14,959,297	$10,468,095

Net Income Per Share	$.20	$.11	$.49	$.35

Average Shares Outstanding	30,266,300	30,104,277	30,238,574	30,094,844

CONDENSED STATEMENTS OF FINANCIAL POSITION
As of June 30, 2004 and 2003

		2004	2003

Assets
Current Assets		$240,857,673	$210,105,416
Other Assets		267,982,409	219,467,350
Property, Plant, and Equipment		190,158,659	185,499,424

		$698,998,741	$615,072,190

Liabilities and Shareholders' Equity
Current Liabilities		$105,160,108	$111,780,148
Long Term Debt		266,607,183	208,008,483
Deferred Income Taxes		25,354,614	18,989,973
Shareholders' Equity		301,876,836	276,293,586
	$615,072,190
		$698,998,741	$615,072,190

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